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                                                                EXHIBIT 99
CONTACT:          For Pulitzer Publishing Company:

                  Kekst and Company
                  Ruth Pachman
                  (212) 521-4891
                  Michael Freitag
                  (212) 521-4896


              PULITZER PUBLISHING TO COMBINE BROADCASTING BUSINESS
                       WITH HEARST-ARGYLE TELEVISION, INC.

     -- PULITZER TO SPIN-OFF NEWSPAPER BUSINESS INTO NEW, DEBT-FREE COMPANY, WITH $450 MILLION IN CASH TO FOCUS ON EXPANDING NEWSPAPER OPERATIONS --

ST. LOUIS, MO, MAY 25, 1998 -- Pulitzer Publishing Company (NYSE:PTZ) today announced that it has signed a definitive agreement to combine its broadcasting business with Hearst- Argyle Television, Inc. (Nasdaq: HATV). Pulitzer also announced that, prior to the merger and subject to obtaining a favorable ruling from the Internal Revenue Service, it will spin off its newspaper publishing and new media businesses to its shareholders on a one-for-one share basis. The new publicly traded company will be called Pulitzer Inc.

The new Pulitzer Inc. will be debt-free and will have approximately $450 million in cash to pursue acquisitions and other growth opportunities in the newspaper publishing business. The new company will retain the same voting structure of Common and Class B Common shares as Pulitzer Publishing Company. It is anticipated that the spin-off and merger will be tax free to Pulitzer shareholders.

The combination will create a group of 24 television stations and seven radio stations. With coverage of approximately 16.5 percent of U.S. television households, it will rank as one of the country's two largest independent, or non-network-owned, TV station groups. The combination also positions Hearst-Argyle as the largest ABC affiliate group and the second largest NBC affiliate group.

Hearst-Argyle is a publicly traded company which is majority owned by the privately held Hearst Corporation. Under terms of the merger agreement, Pulitzer shareholders will receive consideration in the form of $1.15 billion of Hearst-Argyle Series A Common Stock. The broadcast operations of Pulitzer will have $700 million of debt at the time of closing.

The number of shares to be delivered at the close of the transaction will be based on a 15-day weighted average price of Hearst-Argyle Series A Common Stock prior to closing, subject to a "collar" between $38.50 and $29.75. Based on Hearst-Argyle's preceding 30-day weighted average market price of $35.00, Hearst-Argyle would issue 32.86 million shares of Series A Common Stock at closing, which would represent approximately 38 percent of Hearst-Argyle.

Michael E. Pulitzer, Chairman and Chief Executive Officer of Pulitzer Publishing, will be Chairman and Chief Executive of Pulitzer Inc. He will also join the Board of Directors of Hearst-Argyle, as will Ken J. Elkins, the current CEO of Pulitzer Broadcasting.

Mr. Pulitzer said, "This is an outstanding transaction which will yield tremendous value for our shareholders while providing for the future growth of our newspaper operations. Our



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shareholders will continue to have an investment interest in one of the largest pure-play television broadcasting companies."

"Hearst-Argyle has first-rate management, significant financial strength, and is committed to continued growth in the rapidly consolidating television broadcasting industry," Mr. Pulitzer said. "Together, the companies will have the scale, market reach, and financial resources to remain at broadcasting's technological and competitive forefront."

Mr. Pulitzer continued, "We are very excited about the prospects for the new Pulitzer Inc., which will focus on newspaper publishing, an industry in which we have a longstanding tradition and reputation for journalistic excellence. We remain highly committed to this business and, with our greatly enhanced balance sheet and cash position, we see opportunities for continued growth and expansion."

On a pro-forma basis, including Pulitzer's broadcasting business, Hearst-Argyle would have had 1997 revenues of approximately $615 million. The newspaper business, which will be transferred to Pulitzer Inc., had 1997 revenues of approximately $358 million and EBITDA of approximately $61 million. Pulitzer Inc. intends to continue to pay a $0.60 per share annual dividend.

The Pulitzer broadcasting operations that will be merged into Hearst-Argyle consist of nine network-affiliated television stations and five radio stations. The television stations are: WYFF in Greenville, S.C.; WGAL in Lancaster, Pa.; WXII in Winston-Salem, N.C.; KOAT in Albuquerque, N.M.; KETV in Omaha, Neb.; WLKY in Louisville, Ky.; WDSU in New Orleans, La.; WESH in Daytona Beach/Orlando, Fla.; and KCCI in Des Moines, Iowa. The five radio stations are:
KTAR-AM, KMVP-AM and KKLT-FM in Phoenix, Ariz.; WLKY-AM in Louisville, Ky.; and WXII-AM in Winston-Salem, N.C. Total revenues for the broadcasting operations in 1997 were $227 million.

The transactions are subject to various conditions, including approval of the shareholders of both companies, Hart-Scott-Rodino clearance, approval by the Federal Communications Commission, and a favorable ruling from the Internal Revenue Service relating to the spin-off. The Hearst Corporation, the principal shareholder of Hearst-Argyle, and the principal shareholders of Pulitzer Publishing, representing 65 percent of the outstanding common stock of Pulitzer, have agreed to vote in favor of the transaction. The spin-off and merger are anticipated to be completed by year-end 1998.

Goldman, Sachs & Co. and Huntleigh Securities acted as financial advisors to Pulitzer.

Pulitzer Publishing Company was founded in St. Louis in 1878. Its newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and The Arizona Daily Star in Tucson, AZ, and Pulitzer Community Newspapers, which includes 13 dailies serving smaller markets, primarily in the West and Midwest.

SPECIAL NOTE

The above statements include forward-looking statements which are based on current management expectations. Factors that could cause future results to differ from these expectations include the following: overall advertising expenditures, competition and general economic conditions. Additional factors are described in the Company's reports filed with the Securities and Exchange Commission.
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